Exhibit 99.1

S.Y. Bancorp Announces Higher Earnings In 2007, Marking Twenty Consecutive Years of Earnings Growth

LOUISVILLE, Ky.--(BUSINESS WIRE)--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today reported record earnings for 2007. This achievement, driven in part by continued loan growth, was particularly significant in light of ongoing margin pressure in 2007 and deteriorating economic conditions throughout the year, especially in the fourth quarter, which have had a significant impact on the financial sector's credit quality. A summary of results for the fourth quarter and year-to-date period follows:

Quarter ended December 31,	2007	2006	Change
Net income	$6,164,000	$6,287,000	-2%
Net income per share, diluted	$0.44	$0.43	2%
Return on average equity	18.07%	18.24%
Return on average assets	1.70%	1.81%

Year ended December 31,	2007	2006	Change
Net income	$24,052,000	$22,896,000	5%
Net income per share, diluted	$1.67	$1.55	8%
Return on average equity	17.26%	17.35%
Return on average assets	1.70%	1.69%

Commenting on the Company's progress, David Heintzman, Chairman and Chief Executive Officer, said, "Despite an increasingly difficult operating environment in 2007, evident particularly in the second half of the year, we are pleased to report our twentieth consecutive year of record earnings. These earnings again translated into strong returns for the Company and its stockholders, as return on equity remained at high levels, which we believe ensures a continued place for S.Y. Bancorp among the best-performing banks in the country.

"Loan growth, a key driver for higher earnings, has become more challenging in the current environment, hindered by both economic pressures and intense competition," Heintzman added. "Yet during 2007, our loan portfolio increased 5%, capped by a particularly strong fourth quarter performance – a 4% sequential increase from the third quarter – that pushed our total loan portfolio to more than $1.2 billion for the first time. This growth helped offset to some extent the increasing margin pressures we have experienced and the impact of a higher provision for loan losses during the year. During 2007, we raised our loan loss provision $1,425,000, including $735,000 in the fourth quarter, to address the increasing risk in our portfolio related to prolonged economic weakness and the greater stress this places on borrowers."

Heintzman pointed out several other factors affecting the Company's growth and profitability in 2007, including continued attractive revenue growth from investment management and trust operations, the Company's largest source of non-interest income, which advanced 11% in 2007 as this department expanded its client base and as assets under management rose to $1.67 billion – up 5% during the year. Furthermore, S.Y. Bancorp has accelerated its expansion activities with the addition of a second office in Indianapolis, which has been a key source of loan growth for the Company since S.Y. Bancorp entered that market. During 2007, the Company also expanded into the Cincinnati market with its first office there. Concurrent with these expansion activities, S.Y. Bancorp absorbed additional staff and occupancy costs in 2007. In the fourth quarter of 2007, the Company also reduced its tax expense for a correction to deferred tax liabilities and adjusted other tax-related balances to reflect actual circumstances of its most recently filed tax returns.

Capital management strategies remained a focal point for the Company in 2007 as S.Y. Bancorp accelerated its stock repurchase activities and raised its dividend payout. During 2007, the Company repurchased a total of 886,600 shares of common stock, or 6% of its outstanding shares as of January 1, 2007, at an average price of $25.20 per share. These share repurchases helped leverage the Company's earnings growth on a per share basis, adding approximately $0.04 per share for the year, not considering the opportunity costs on funds used for the buyback. S.Y. Bancorp also increased its cash payout to stockholders during 2007, raising the quarterly dividend rate 7% to $0.16 per share, or an annual yield of 2.7% at year's end.

Concluding, Heintzman added, "As we begin 2008, we remain sensitive to general market conditions, particularly as they could impact our loan portfolio. Although our company has continued to perform well in the face of this more challenging environment and has responded aggressively to work through loan problems, we don't think we can remain immune from challenges that affect the economy as a whole. Also, the marketplace continues to be intensely competitive, and interest rate levels – recently lower due to rate reductions by the Federal Reserve Board – are expected to decline further in 2008. Together, we expect these forces to create challenging headwinds in 2008 in terms of loan growth, credit quality and margin erosion, which will place increased pressure on earnings next year.

"Still, we enter the new year with a strong position in our home market of Louisville and with optimism for our ability to expand in new markets," Heintzman continued. "We continue to see very solid growth in Indianapolis, and our more recent entry into Cincinnati will gain critical mass rapidly. With 20 consecutive years of earnings growth, across both up and down markets, we have demonstrated our ability to execute in challenging times and weather the cycles that are inevitable in banking. Therefore, while the near term likely will show continued credit quality and margin pressures, we are proud of this record for strong performance and remain enthusiastic about the strategies we have in place to drive growth over the longer term. Moreover, the stresses that now affect the banking industry may create additional opportunities to gain new business and continue to attract top lenders to our team."

S.Y. Bancorp's total assets increased 4% to $1.482 billion at December 31, 2007, from $1.426 billion at December 31, 2006. The Company's loan portfolio increased 5% to $1.202 billion at year-end 2007 from $1.149 billion a year earlier, reflecting steady loan growth throughout the year. Deposits totaled $1.107 billion at December 31, 2007, up slightly from $1.103 billion at year-end 2006.

Net interest income, the Company's largest source of revenue, declined $613,000 or 4% in the fourth quarter of 2007 compared with the year-earlier period. For the year, net interest income declined $109,000 – less than 1% versus 2006. These declines in net interest income reflected continued, but modest, growth in the Company's loan portfolio, which was more than offset by ongoing net interest margin compression. Net interest margin for the fourth quarter, at 3.99%, declined 19 basis points from 4.18% in the third quarter of 2007 and was 37 basis points lower than the 4.36% reported in the year-earlier period. Net interest margin for the year was 4.16%, or 20 basis points below that for 2006. This margin pressure, which began in late 2006, reflects the continuation of a relatively flat yield curve, the impact of recent rate reductions by the Federal Reserve Board, and heightened competitive conditions for loans and deposits. The Company expects that pressure on net interest margins will continue in the near term as the Federal Reserve is expected to reduce short-term rates further; these cuts typically reduce interest income more swiftly than interest expense.

Non-performing loans for the fourth quarter declined 21% on a linked-quarter basis to $3,370,000 from $4,244,000 in the third quarter of 2007, and were 50% below non-performing loans of $6,753,000 in the fourth quarter of 2006. The ratio of non-performing loans to total loans was 0.28% in the fourth quarter of 2007, down from 0.37% in the third quarter of 2007 and 0.59% in the fourth quarter last year. Net charge-offs totaled 0.20% of average loans in the fourth quarter of 2007, up slightly from 0.15% in the third quarter of 2007 and 0.18% in year-earlier quarter. However, management believes these metrics do not yet reflect the effect of weakening macroeconomic trends, particularly slumping housing market conditions and widespread signs of deteriorating credit quality. Consequently, the Company increased its provision for loan losses to $1,435,000 in the fourth quarter from $700,000 in the fourth quarter of 2006. For 2007, the loan loss provision totaled $3,525,000 versus $2,100,000 in the year-earlier period. The Company's allowance for loan losses was 1.12% of total loans at December 31, 2007, compared with 1.08% of total loans at September 30, 2007, and 1.06% at December 31, 2006. The Company does not originate or purchase sub-prime loans for its portfolio.

Non-interest income increased $269,000 or 4% in the fourth quarter compared with the same quarter last year, primarily due to higher bankcard transaction revenue, up $98,000 or 18% for the quarter; increased investment management and trust income, which rose $94,000 or 3% during the quarter; and service charges on deposit accounts, which increased $81,000 or 4%. Higher non-interest income from these areas helped offset lower gains on sales of mortgage loans in the fourth quarter. Non-interest income increased $1,564,000 or 6% in 2007 compared with 2006, again driven primarily by an increase in investment management and trust income of $1,254,000 or 11%.

Non-interest expense increased $505,000 or 4% in the fourth quarter of 2007 versus the same period last year. The increase for the quarter primarily reflected an increase of $292,000 or 4% in salaries and employee benefits related in part to staff additions during 2007 at a second banking location in the Indianapolis market and a new banking office in the Cincinnati market, along with an associated increase of $113,000 in net occupancy expense. Non-interest expense declined $79,000 or less than 1% in 2007 compared with 2006, as increases in salaries and employee benefits of $596,000 or 2%, net occupancy expense of $242,000 or 7%, and data processing expense of $209,000 or 5% were more than offset by the non-recurring impact of an $879,000 write-off of unamortized issuance costs on trust preferred securities in 2006 and a reduction of $143,000 or 11% in state bank taxes. Also, as a result of revised standard costs applied to the loan production process during 2007 and an increase in loan volume, the Company's deferred salaries associated with loan originations in the fourth quarter of 2007 and for the full year exceeded comparable amounts in 2006.

The Company's fourth quarter efficiency ratio was 57.03% compared with 53.95% in the third quarter of 2007 and 53.73% in the fourth quarter of 2006. The Company's efficiency ratio for 2007 was 54.68% versus 55.76% for 2006.

In the fourth quarter of 2007, the Company's income tax expense declined $1,461,000 or 53% to $1,298,000 from $2,759,000 in the year-earlier quarter, partly because of lower pre-tax income for the period. The reduced level of income tax expense also reflected a correction to deferred tax liabilities totaling approximately $648,000 and adjustments to other tax-related balances to reflect actual circumstances of the Company's most recently filed tax returns and current tax statutes. For the year, income tax expense declined $1,047,000 or 10% to $9,915,000 from $10,962,000 in 2006, reflecting the aforementioned correction and adjustments.

In November, S.Y. Bancorp's Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The latest dividend was distributed on January 4, 2008, to stockholders of record as of December 14, 2007.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.482 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

S.Y. Bancorp, Inc.
Summary Unaudited Financial Information
(in thousands except per share amounts)

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Interest income	$22,833	$22,727	$91,316	$86,327
Interest expense	9,590	8,871	37,539	32,441
Net interest income	13,243	13,856	53,777	53,886
Provision for loan losses	1,435	700	3,525	2,100
Net interest income after provision for loan losses	11,808	13,156	50,252	51,786
Non-interest income	7,800	7,531	30,246	28,682
Non-interest expense	12,146	11,641	46,531	46,610
Net income before income taxes	7,462	9,046	33,967	33,858
Provision for income taxes	1,298	2,759	9,915	10,962
Net income	$6,164	$6,287	$24,052	$22,896
Net income per share
Basic	$0.45	$0.44	$1.70	$1.58
Diluted	$0.44	$0.43	$1.67	$1.55
Weighted average shares outstanding
Basic	13,779	14,436	14,168	14,462
Diluted	13,974	14,728	14,389	14,741

			Dec. 31,	Dec. 31,
			2007	2006
Total assets			$1,482,219	$1,426,321
Total loans			1,201,938	1,148,954
Non-interest bearing deposits			170,477	179,657
Interest-bearing deposits			936,230	923,585
Total deposits			1,106,707	1,103,242
Stockholders' equity			133,024	137,444
Book value per share			9.78	9.54

Unaudited supplemental financial information for the fourth quarter and year ended December 31, 2007 and 2006, appears on the following pages.
S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2007 Earnings Release
(all figures other than per share amounts and number of employees are expressed in thousands unless otherwise noted)

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Income Statement Data
Net interest income, fully tax equivalent (1)	$ 13,499	$ 14,135	$ 54,854	$ 54,912
Net interest income	$ 13,243	$ 13,856	$ 53,777	$ 53,886
Provision for loan losses	1,435	700	3,525	2,100
Net interest income after provision for loan losses	11,808	13,156	50,252	51,786
Gain on the sale of securities	-	-	-	-
Investment management and trust income	3,126	3,032	12,886	11,632
Service charges on deposit accounts	2,276	2,195	8,758	8,791
Bankcard transaction revenue	631	533	2,359	2,028
Gains on sales of mortgage loans held for sale	290	337	1,164	1,270
Brokerage commissions and fees	486	414	1,929	1,973
Bank owned life insurance income	252	240	985	914
Other non-interest income	739	780	2,165	2,074
Total non-interest income	7,800	7,531	30,246	28,682
Salaries and employee benefits expense	6,898	6,606	27,002	26,406
Net occupancy expense	985	872	3,722	3,480
Data processing expense	998	1,015	4,043	3,834
Furniture and equipment expense	275	264	1,148	1,152
Amortization and writeoff of issuance costs of trust preferred
	-	-	-	897
State bank taxes	340	327	1,155	1,298
Other non-interest expenses	2,650	2,557	9,461	9,543
Total non-interest expense	12,146	11,641	46,531	46,610
Net income before income tax expense	7,462	9,046	33,967	33,858
Income tax expense	1,298	2,759	9,915	10,962
Net income	$ 6,164	$ 6,287	$ 24,052	$ 22,896

Weighted average shares - basic	13,779	14,436	14,168	14,462
Weighted average shares - diluted	13,974	14,728	14,389	14,741

Basic earnings per share	$ 0.45	$ 0.44	$ 1.70	$ 1.58
Diluted earnings per share	0.44	0.43	1.67	1.55
Cash dividend declared per share	0.16	0.15	0.63	0.57

Balance Sheet Data (at period end)
Total loans			$ 1,201,938	$1,148,954
Allowance for loan losses			13,450	12,203
Total assets			1,482,219	1,426,321
Non-interest bearing deposits			170,477	179,657
Interest bearing deposits			936,230	923,585
Federal home loan bank advances			90,000	60,000
Subordinated debentures			90	120
Stockholders' equity			133,024	137,444
Total shares outstanding			13,600	14,400
Book value per share			9.78	9.54
Market value per share			23.94	28.00
S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2007 Earnings Release

	Fourth Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Average Balance Sheet Data
Average loans	$ 1,178,068	$ 1,127,456	$ 1,159,101	$1,093,844
Average assets	1,436,666	1,381,770	1,413,614	1,353,651
Average earning assets	1,341,624	1,284,983	1,317,963	1,258,591
Average deposits	1,089,400	1,085,060	1,081,483	1,061,481
Average long-term debt	76,394	41,536	65,792	44,924
Average interest bearing liabilities	1,089,233	1,040,321	1,064,754	1,018,620
Average stockholders' equity	135,370	136,760	139,357	131,971

Performance Ratios
Annualized return on average assets	1.70%	1.81%	1.70%	1.69%
Annualized return on average equity	18.07%	18.24%	17.26%	17.35%
Net interest margin, fully tax equivalent	3.99%	4.36%	4.16%	4.36%
Non-interest income to total revenue, fully tax equivalent
	36.62%	34.76%	35.54%	34.31%
Efficiency ratio	57.03%	53.73%	54.68%	55.76%

Capital Ratios
Average stockholders' equity to average assets	9.42%	9.90%	9.86%	9.75%
Tier 1 risk-based capital			9.82%	11.69%
Total risk-based capital			10.82%	12.73%
Leverage			9.21%	10.16%

Loans by Type
Commercial and industrial			$ 309,506	$ 274,599
Construction and development			144,668	133,361
Real estate mortgage - commercial investment			240,610	242,742
Real estate mortgage - owner occupied commercial			200,122	178,439
Real estate mortgage - 1-4 family residential			145,362	150,285
Home equity			136,962	136,893
Consumer			24,708	32,635

Asset Quality Data
Allowance for loan losses to total loans			1.12%	1.06%
Allowance for loan losses to average loans			1.16%	1.12%
Allowance for loan losses to non-performing loans			399.11%	180.70%
Nonaccrual loans			$ 2,964	$ 5,900
Restructured loans			-	-
Loans - 90 days past due & still accruing			406	853
Total non-performing loans			3,370	6,753
OREO and repossessed assets			3,831	2,466
Total non-performing assets			7,201	9,219
Non-performing loans to total loans			0.28%	0.59%
Non-performing assets to total assets			0.49%	0.65%
Net charge-offs to average loans (2)			0.20%	0.18%
Net charge-offs	$ 535	$ 939	$ 2,278	$ 1,932

Other Information
Total assets under management (in millions)			$ 1,669	$ 1,582
Full-time equivalent employees			446	437
S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2007 Earnings Release

	Five Quarter Comparison
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Income Statement Data
Net interest income, fully tax equivalent (1)	$ 13,499	$ 13,802	$ 13,856	$ 13,697	$ 14,135
Net interest income	$ 13,243	$ 13,541	$ 13,579	$ 13,414	$ 13,856
Provision for loan losses	1,435	850	460	780	700
Net interest income after provision for loan losses	11,808	12,691	13,119	12,634	13,156
Gain on the sale of securities	-	-	-	-	-
Investment management and trust income	3,126	3,227	3,336	3,197	3,032
Service charges on deposit accounts	2,276	2,260	2,204	2,018	2,195
Bankcard transaction revenue	631	596	590	542	533
Gains on sales of mortgage loans held for sale	290	227	391	256	337
Brokerage commissions and fees	486	498	452	493	414
Bank owned life insurance income	252	250	247	236	240
Other non-interest income	739	508	504	414	780
Total non-interest income	7,800	7,566	7,724	7,156	7,531
Salaries and employee benefits expense	6,898	6,865	6,632	6,607	6,606
Net occupancy expense	985	917	930	890	872
Data processing expense	998	979	1,051	1,015	1,015
Furniture and equipment expense	275	291	290	292	264
State bank taxes	340	326	311	178	327
Other non-interest expenses	2,650	2,149	2,270	2,392	2,557
Total non-interest expense	12,146	11,527	11,484	11,374	11,641
Net income before income tax expense	7,462	8,730	9,359	8,416	9,046
Income tax expense	1,298	2,843	3,062	2,712	2,759
Net income	$ 6,164	$ 5,887	$ 6,297	$ 5,704	$ 6,287

Weighted average shares - basic	13,779	14,185	14,325	14,389	14,436
Weighted average shares - diluted	13,974	14,400	14,536	14,642	14,728

Basic earnings per share	$ 0.45	$ 0.42	$ 0.44	$ 0.40	$ 0.44
Diluted earnings per share	0.44	0.41	0.43	0.39	0.43
Cash dividend declared per share	0.16	0.16	0.16	0.15	0.15

Balance Sheet Data (at period end)
Total loans	$ 1,201,938	$ 1,156,899	$ 1,162,906	$ 1,149,940	$1,148,954
Allowance for loan losses	13,450	12,550	12,065	12,183	12,203
Total assets	1,482,219	1,410,453	1,425,299	1,414,364	1,426,321
Non-interest bearing deposits	170,477	167,614	184,000	174,383	179,657
Interest bearing deposits	936,230	899,815	901,316	935,395	923,585
Federal home loan bank advances	90,000	70,000	70,000	50,000	60,000
Subordinated debentures	90	90	90	90	120
Stockholders' equity	133,024	138,623	141,888	140,176	137,444
Total shares outstanding	13,600	14,005	14,298	14,373	14,400
Book value per share	9.78	9.90	9.92	9.75	9.54
Market value per share	23.94	27.04	23.76	24.86	28.00
S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2007 Earnings Release

	Five Quarter Comparison
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
Average Balance Sheet Data
Average loans	$ 1,178,068	$ 1,155,211	$ 1,160,064	$ 1,142,713	$1,127,456
Average assets	1,436,666	1,409,653	1,401,020	1,406,832	1,381,770
Average earning assets	1,341,624	1,311,152	1,304,508	1,314,341	1,284,983
Average deposits	1,089,400	1,063,718	1,075,459	1,097,640	1,085,060
Average long-term debt	76,394	70,090	60,420	55,993	41,356
Average interest bearing liabilities	1,089,233	1,057,138	1,048,552	1,063,900	1,040,321
Average stockholders' equity	135,370	141,583	141,133	139,361	136,760

Performance Ratios
Annualized return on average assets	1.70%	1.66%	1.80%	1.64%	1.81%
Annualized return on average equity	18.07%	16.50%	17.90%	16.60%	18.24%
Net interest margin, fully tax equivalent	3.99%	4.18%	4.26%	4.23%	4.36%
Non-interest income to total revenue, fully
tax equivalent	36.62%	35.41%	35.79%	34.32%	34.76%
Efficiency ratio	57.03%	53.95%	53.22%	54.54%	53.73%

Capital Ratios
Average stockholders' equity to average assets	9.42%	10.04%	10.07%	9.91%	9.90%
Tier 1 risk-based capital	9.82%	10.47%	10.70%	10.89%	10.81%
Total risk-based capital	10.82%	11.42%	11.62%	11.84%	11.77%
Leverage	9.21%	9.81%	10.17%	9.97%	10.18%

Loans by Type
Commercial and industrial	$ 309,506	$ 292,240	$ 298,006	$ 291,682	$ 274,599
Construction and development	144,668	137,659	145,468	136,843	133,361
Real estate mortgage - commercial investment	240,610	236,847	227,530	237,759	242,742
Real estate mortgage - owner occupied commercial	200,122	186,564	183,199	173,915	178,439
Real estate mortgage - 1-4 family residential	145,362	142,757	140,181	143,085	150,285
Home equity	136,962	136,064	143,015	136,115	136,893
Consumer	24,708	24,768	25,507	30,541	32,635

Asset Quality Data
Allowance for loan losses to total loans	1.12%	1.08%	1.04%	1.06%	1.06%
Allowance for loan losses to average loans	1.16%	1.09%	1.05%	1.07%	1.12%
Allowance for loan losses to non-performing loans	399.11%	295.71%	252.99%	237.16%	180.70%
Nonaccrual loans	$ 2,964	$ 2,985	$ 4,055	$ 4,697	$ 5,900
Restructured loans	-	-	-	-	-
Loans - 90 days past due & still accruing	406	1,259	714	440	853
Total non-performing loans	3,370	4,244	4,769	5,137	6,753
OREO and repossessed assets	3,831	3,436	2,780	2,666	2,466
Total non-performing assets	7,201	7,680	7,549	7,803	9,219
Non-performing loans to total loans	0.28%	0.37%	0.41%	0.45%	0.59%
Non-performing assets to total assets	0.49%	0.54%	0.53%	0.55%	0.65%
Net charge-offs to average loans (2)	0.05%	0.05%	0.05%	0.07%	0.08%
Net charge-offs	$ 535	$ 365	$ 578	$ 800	$ 939

Other Information
Total assets under management (in millions)	$ 1,669	$ 1,707	$ 1,669	$ 1,603	$ 1,582
Full-time equivalent employees	446	443	445	444	437
S. Y. Bancorp, Inc. Financial Information
Fourth Quarter 2007 Earnings Release

	Five Year Summary of Selected Financial Data
	As of or for the year ended December 31,
	2007	2006	2005	2004	2003
Interest income	$ 91,316	$ 86,327	$ 72,343	$ 60,540	$ 60,120
Interest expense	37,539	32,441	23,108	16,319	17,372
Net interest income	53,777	53,886	49,235	44,221	42,748
Investment management and trust income	12,886	11,632	10,813	9,427	8,301
All other non-interest income	17,360	17,050	16,309	15,249	16,197
Non-interest expenses	46,531	46,610	44,612	39,093	38,625
Net income	24,052	22,896	21,644	18,912	17,709

Earnings per share - basic	$ 1.70	$ 1.58	$ 1.48	$ 1.31	$ 1.25
Earnings per share - diluted	1.67	1.55	1.46	1.27	1.21
Cash dividends per share	0.63	0.57	0.45	0.37	0.29

Total loans at year end	$ 1,201,938	$ 1,148,954	$ 1,053,871	$ 984,841	$ 886,153
Total assets at year end	1,482,219	1,426,321	1,330,438	1,212,015	1,118,521
Total deposits at year end	1,106,707	1,103,242	1,031,357	950,083	881,866

Return on average assets	1.70%	1.69%	1.70%	1.65%	1.63%
Return on average equity	17.26%	17.35%	17.80%	17.28%	18.88%

Tier 1 risk-based capital	9.82%	11.69%	13.44%	13.64%	13.46%
Total risk-based capital	10.82%	12.73%	14.56%	14.91%	14.74%
Leverage ratio	9.21%	10.16%	11.15%	11.34%	10.61%

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.
(2) - Amounts not annualized

Certain prior-period amounts have been reclassified to conform with current presentation.

CONTACT:

S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and
Chief Financial Officer